EXHIBIT 3.7

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
Section 253
CERTIFICATE OF OWNERSHIP

MERGING

PROGREEN PROPERTIES, INC.

INTO

DIVERSIFIED PRODUCT INSPECTIONS, INC.
(Pursuant to Section 253 of the General Corporation Law of Delaware)

Diversified Product Inspections, Inc., a corporation incorporated on the 23rd day of April, 1998, pursuant to the provisions of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
That this corporation owns 100% of the capital stock of ProGreen Properties,  Inc., a corporation incorporated on the 14th day of July, 2009, pursuant to the provisions of the General Corporation Law of the State of Delaware; and

That this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 21st day of July, 2009, and did merge into itself said ProGreen Properties, Inc., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of
ProGreen Properties, Inc., a corporation organized and existing under the laws of the State of Delaware, and

WHEREAS this corporation desires to merge into itself the said ProGreen Properties, Inc. and to be possessed of all the estate, property, rights, privileges and franchises of said corporation,

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said ProGreen Properties, Inc. and assumes all of its liabilities and obligations; and

FURTHER RESOLVED, that this corporation relinquishes its corporate name and assumes in place thereof the name ProGreen Properties, Inc., and that the Certificate of Incorporation of this corporation be so amended to change the name of this corporation to ProGreen Properties, Inc.; and

FURTHER RESOLVED, that the effective time of the amendment to this corporation’s Certificate of Incorporation to change its name shall the opening of business on the day on which the change of the Corporation’s name to ProGreen Properties, Inc. is made effective for trading purposes by the Financial Industry Regulatory Authority; and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said ProGreen Properties, Inc. into this corporation, to assume its liabilities and obligations, and to change the name of this corporation to ProGreen Properties, Inc., and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger and the change of this corporation’s name in the merger.

IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 23rd day of July, 2009.

By:	/s/ Jan Telander
Authorized Officer

Name: Jan Telander
Title: President and Chief Executive Officer